                                                                     Exhibit 5.1
                               Reed Smith Shaw & McClay LLP
Writer's Direct Numbers:             435 Sixth Avenue
Phone 412-288-3310         Pittsburgh, Pennsylvania  15219-1886
Fax 412-288-3063                    Phone: 412-288-3131
nwwinter@rssm.com                   Fax:   412-288-3063




                                                        May 5, 1998

Mine Safety Appliances Company
121 Gamma Drive
RIDC Industrial Park
O'Hara Township
Pittsburgh, PA  15238

     Re:  Registration Statement on Form S-8 for
          the 1998 Management Share Incentive Plan
          ----------------------------------------

Gentlemen:

     We have acted as counsel to Mine Safety Appliances Company, a Pennsylvania corporation (the "Company"), in connection with the above-captioned Registration Statement (the "Registration Statement") relating to up to 600,000 shares of Common Stock, without par value, of the Company (the "Common Stock") which may be issued under the Company's 1998 Management Share Incentive Plan (the "Plan"). Either authorized but unissued or treasury shares of Common Stock may be issued under the Plan. In rendering our opinion below, we have assumed that any previously issued shares reacquired by the Company and reissued as treasury shares under the Plan will have been duly authorized, validly issued and fully paid at the time of their original issuance.

     In connection with this opinion, we have examined, among other things:

          (1) the Restated Articles of Incorporation and Bylaws of the Company, as amended to date;

          (2) a form of resolutions adopted by the Board of Directors of the Company on March 11, 1998 adopting the Plan, authorizing the issuance of up to 600,000 shares of Common Stock thereunder and reserving 600,000 shares of Common Stock for such purpose;

          (3) the Plan as set forth in Annex A to the Company's definitive Proxy Statement dated March 25, 1998 for the Company's 1998 Annual Meeting; and

          (4) a certificate of the judge of elections certifying approval of the adoption of the Plan by a majority of the shares of Common Stock voted on the proposal at the Company's 1998 Annual Meeting.

     Based upon the foregoing and upon an examination of such other documents, corporate proceedings, statutes, decisions and questions of law as we considered necessary in order to enable us to furnish this opinion, and subject to the assumption set forth above, we are pleased to advise you that in our opinion the 600,000 shares of Common Stock being registered and which may be issued by the Company pursuant to the Plan have been duly authorized, and upon such issuance in accordance with the provisions of the Plan, such shares will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as an Exhibit to the Registration Statement.

                                         Yours truly,

                                         /s/ Reed Smith Shaw & McClay LLP

                                         REED SMITH SHAW & McCLAY LLP

Harrisburg, PA McLean, VA Newark, NJ New York, NY Philadelphia, PA Princeton, NJ Washington, DC